UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
October 31, 2006
F5 Networks, Inc.
(Exact name of registrant as specified in its charter)

Washington	000-26041	91-1714307

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
401 Elliott Avenue West
Seattle, WA 98119
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (206) 272-5555
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On October 31, 2006, F5 Networks, Inc. (the “Company”) entered into an Office Lease Agreement (the “Agreement”) with Selig Real Estate Holdings XXV, L.L.C., pursuant to which the Company will lease a total of approximately 137,201 square feet of office space in the building known as 333 Elliott West (the “Leased Premises”). The Company intends to use the Leased Premises, which are located next to the three buildings that currently serve as the Company’s corporate headquarters, for general office space. The lease term on the Leased Premises is 10 years, and the Company intends to occupy this new building by fiscal Q2 2008 after construction has been completed. The Company has the option to extend the term of the lease for the Leased Premises for either (a) two terms, each for an additional five year period, or (b) one term, for an additional ten year period. The Company also has a right of first offer to purchase the Leased Premises and the real property on which the Leased Premises is located.
The base annual rent for the Leased Premises will initially be approximately $3.43 million, none of which is due until construction has been completed on the building and the Company has occupied the property. The base annual rent will be increased on each anniversary of the lease commencement date by an amount equal to $1.00 per rentable square foot. In addition to the base rent, the Company will be responsible for payment of certain operating expenses, including utilities and real estate taxes.
The foregoing summary is subject to and qualified in its entirety by the Agreement attached to this Form 8-K as Exhibit 10.1, which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
Exhibits:
10.1 Office Lease Agreement, dated October 31, 2006, between F5 Networks, Inc. and Selig Real Estate Holdings XXV, L.L.C. for 333 Elliot West.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F5 NETWORKS, INC. (Registrant)

Date: November 3, 2006	By:	/s/ John McAdam
John McAdam
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Office Lease Agreement, dated October 31, 2006, between F5 Networks, Inc. and Selig Real Estate Holdings XXV, L.L.C. for 333 Elliot West.